Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-252905, 333-237871 and 333-235575) of Kaleyra, Inc. of our report dated March 15, 2021 relating to the consolidated financial statements of Kaleyra, Inc., which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

March 15, 2021